Exhibit 21.1

List of Subsidiaries of Forum Energy Technologies, Inc.

Name	Jurisdiction

AMC Engineering Ltd.	U.K.
AMC Global Engineering Ltd.	U.K.
AMC Global Group Ltd	U.K.
AMC Torque Solutions, Inc.	Texas
Cannon Services, L.L.C.	Texas
Davis-Lynch LLC	Texas
FET Holdings LLC	Delaware
Forum Australia Pty Ltd	Australia
Forum Canada ULC	Canada
Forum Energy Asia Pacific Pte. Ltd.	Singapore
Forum Energy Services, Inc.	Delaware
Forum Energy Technologies (UK) Limited	U.K.
Forum International Holdings, Inc.	Delaware
Forum Middle East Limited	British Virgin Islands
Forum Oilfield Europe Limited	U.K.
Forum Oilfield Solutions de Mexico	Mexico
Forum Oilfield Technologies De Mexico S de RL	Mexico
Forum US, Inc.	Delaware
Global Flow Technologies, Inc.	Delaware
Oilfield Bearing International Limited	U.K.
Perry Slingsby Systems Ltd.	U.K.
Phoinix Global LLC	Texas
P-Quip Limited	U.K.
Pro-Tech Valve Sales	Canada
PT Subsea Services Indonesia	Indonesia
RB (GB) Limited	U.K.
RB Pipetch Limited	U.K.
Specialist ROV Tooling Services, Ltd.	U.K.
Sub-Atlantic, Ltd	U.K.
Subsea Services International Inc.	Delaware
SVP Products, Inc.	Texas
TGH (AP) Pte Ltd.	Singapore
TGH (UK), Ltd.	U.K.
TGH (US), Inc.	Delaware
Tube Tec (Tubular Protection Services) Limited	U.K.
UK Project Support Ltd.	U.K.
VisualSoft Ltd.	U.K.
Zy-Tech Global Industries, Inc.	Delaware
Zy-Tech Valvestock Africa	South Africa